LUCIO, MANDLER, CROLAND, BRONSTEIN,
                       GARBETT, STIPHANY & MARTINEZ, P.A.

                                August 24, 1998

Galacticomm Technologies, Inc.
4101 S.W. 47th Avenue, Suite 101
Ft. Lauderdale, FL 33314

         Re:      REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

         We have acted as counsel to Galacticomm Technologies, Inc., a Florida corporation (the "Company"), with respect to the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering the sale by the Company under the Securities Act of 1933, as amended (the "Securities Act"), up to 1,700,000 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), and up to 1,700,000 redeemable common stock purchase warrants (the "Warrants").

         Based on our review of the Company's Articles of Incorporation, as amended, the Company's Bylaws, as amended, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Common Stock and the Warrants, if and when issued and paid for in accordance with the terms of the Underwriting Agreement among the Company, First Equity Corporation of Florida and Security Capital Trading, Inc., will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the "Legal Matters"
section in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                         /s/ Lucio, Mandler, Croland, Bronstein,
                                             Garbett, Stiphany & Martinez